                                                                       EXHIBIT 5
(Vastar Logo)
Vastar Resources, Inc.                 Legal and Government Relations Department
15375 Memorial Drive
Houston, Texas 77079
(281) 584-6027
(281) 584-3492 Fax

Albert D. Hoppe
Vice President, General Counsel and Secretary


April 26, 1999


Board of Directors
Vastar Resources, Inc.
15375 Memorial Drive
Houston, Texas  77079


                              OPINION OF COUNSEL

I am Vice President, General Counsel and Secretary of Vastar Resources, Inc. (the "Company") and have acted as counsel for the Company in connection with its Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of an additional 200,000 shares of the Company's common stock, $0.01 par value (the "Common Stock") issuable pursuant to the Company's Amended and Restated Executive Long-Term Incentive Plan (the "Plan").

As the basis for the opinion hereinafter expressed, I have examined such statutes, regulations, records and documents, certificates of corporate and public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination, I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

Based on the foregoing, certain consultations with officers, employees and agents of the Company and on such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I am a member of the Bars of the States of Colorado, Missouri and Texas and I am familiar with the general corporation law of the State of Delaware and the federal laws of the United States, insofar as necessary for purposes of rendering this opinion. I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/  Albert D. Hoppe